Pentair, Inc.
5500 Wayzata Blvd., Suite 800
Golden Valley, MN 55416
763 545 1730 Tel
763 656 5204 Fax
News Release
Exhibit 99.1
Michael V. Schrock Named President and Chief Operating Officer for Pentair
New Structure Streamlines Company Leadership
Golden Valley, Minn. — September 26, 2006 — Pentair (NYSE: PNR) today announced it has created a new leadership structure, and appointed Michael V. Schrock to the newly created role of president and chief operating officer for Pentair, effective immediately. Schrock, 53, will report to the Company’s chairman and chief executive officer, Randall J. Hogan.
“This new structure streamlines our leadership communication channels and provides for broader coordination of operations with more direct cost controls across the Company, which is critical as we face shifting market conditions,” said Hogan.
Under the new structure, Schrock will accelerate the implementation of Pentair’s operating disciplines, including lean enterprise, aimed at driving improved margins and organic growth. Schrock will also assume responsibility for all of Pentair’s operating segments: he will continue to lead the Technical Products group, which he has led since October of 2001, and the Company’s Filtration business, which he has been responsible for since October of 2005, while gaining responsibility for the remaining Water businesses.
Pentair Vice Chairman Richard J. Cathcart will continue to be responsible for global growth, strategy and acquisitions for the Company.
The new structure eliminates the position of president and chief operating officer of the Pump and the Pool & Spa businesses, a position held by Charles M. Brown since April 2005. Brown has left Pentair to pursue other opportunities.
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Commenting on Schrock, Hogan said, “I am pleased Mike has accepted this new role. He has earned it by setting—and achieving—a high standard of performance as the leader of the Technical Products Group. His leadership and effective deployment of Pentair’s Integrated Management System is reflected in the strong performance of that Group, and in this new role, he will bring the same disciplined approach to the Water Group to help drive margin improvement and growth.”
According to Schrock, “The opportunity to work more closely with the Water Group to meet Pentair’s immediate goals and improve our operations for future success is exciting. We face some immediate challenges and great opportunities, and I am energized by this new role.”
Schrock joined Pentair in March 1998 as a vice president in Pentair’s Pump business, and was named president of the Pump and Pool & Spa businesses in 2000. Following a succession of increasingly responsible positions in the Water Group, Schrock was named president and chief operating officer of Pentair’s Technical Products Group in 2001. Today, Technical Products is a leading world-wide manufacturer of technologically advanced systems to house and protect sophisticated electrical and electronic devices.
In addition to the Technical Products business, Schrock assumed responsibility for Pentair’s Filtration business on October 1, 2005. Pentair’s Filtration business manufactures a wide range of products that clean and purify water for residential, commercial, industrial, and municipal applications.
Prior to joining Pentair, Schrock spent 21 years with Honeywell in senior management positions covering North America as well as the European, Africa and Middle East regions. He holds a Bachelor of Science degree from Bradley University, and a Master’s Degree in Business Management from Northwestern University Kellogg School. He currently serves on the boards of Plexus Corporation and of the Minnesota Chapter of the Multiple Sclerosis Society.
In a separate news release, Pentair today announced revisions to its guidance for third quarter 2006 and fourth quarter 2006 earnings per share. The Company will announce its third quarter financial results for 2006 on Tuesday, October 24, 2006.
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Caution concerning forward-looking statements
Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth; the ability to successfully appeal and limit damages payable arising out of the Horizon litigation; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.
About Pentair, Inc.
Pentair, Inc. (NYSE: PNR) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water.
Pentair’s Technical Products Group is a leader in global enclosures and thermal management markets, designing and manufacturing thermal management products and standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2005 revenues of $2.95 billion, Pentair employs approximately 15,000 people worldwide.

Pentair Contacts:
Rachael Jarosh	Mark Cain
Corporate Communications	Investor Relations
Tel.: (763) 656-5280	Tel.: (763) 656-5278
E-mail: rachael.jarosh@pentair.com	E-mail: mark.cain@pentair.com